BODY GLOBE BODY ARMOR® RECEIVES NOTICE OF ALLOWANCE (NOA) NOTICE FROM THE UNITED STATES PATENT AND TRADEMARK OFFICE (USPTO) HOVERINK BIOTECHNOLOGIES ANNOUNCES.

LOS ANGELES, CA, May 25, 2018 (GLOBE NEWSWIRE) — Hoverink Biotechnologies, Inc announced today it has received its NOTICE OF ALLOWANCE (NOA) from the UNITED STATES PATENT AND TRADEMARK OFFICE for its BODY GLOBE BODY ARMOR® Serial Number – 87660459 IC 009. G & S: Ballistic resistant and blast resistant transparent body armor and clothing; Body armor; Bullet resistant clothing; Bullet resistant vests; Bullet-proof vests; Bullet-proof vests and clothing; Hard plate personal body armor; Protective ballistic resistant and blast resistant body armor, clothing and garments; Protective body armor, namely, ballistic, bullet, blast, slash and stab resistant clothing; Protective body armor, namely, ballistic, bullet, blast, slash and stab resistant vests - US 021 023 026 036 038

Our Advanced Body Armor is intended to revolutionize American Warfare. The “Body Globe Body Armor” is intended to protect American Soldiers and local law enforcement from incoming fire with our Transparent Body Globe Body Armor. Using a laminated polycarbonate molded in a partial dome shape; Using a laminated polycarbonate; the Body Globe Provides Blast and Incoming Fire Protection and the ability to safely return fire with a small Nuzzle Hole for the Barrel of the U.S. Soldiers or Local Law Enforcement officer weapon can safely return fire. Our Body Globe Body Armor allows the American Soldier/Local Law Enforcement Officer to return fire while under protection from incoming fire in our Advanced Next Generation Body Globe Body Armor. The Body Globe Provides Blast and Incoming Fire with a small Nuzzle Hole for the Barrel of the U.S. Soldiers or Local Law Enforcement officers weapon to return Fire during an hostile/open combat scenario giving the U.S. Soldier and Law Enforcement Officer protection from incoming fire. The Transparent Body Globe must be Tested using the NIJ Standard-0101.06 which covers the Ballistic Resistance of Body Armor.

Our Body Globe Body Armor is a laminated polycarbonate Personal and Transparent Body Dome; the Transparent Body Globe Protects American Soldiers and Local Law Enforcement with its clear Bullet resistant laminated polycarbonate.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares. Hoverink Biotechnologies, Inc., headquartered in Los Angeles, CA, is an independent biotech company.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, uncertainties related to the offering of the notes. Actual results could differ materially. for more information on Hoverink Biotechnologies, Inc. please visit the company’s web site at http://www.hoverinkbiotech.yolasite.com/ or call the Hoverink Biotechnologies at 866-443-4666 EXT 113

Contact: Hoverink Biotechnologies, Inc.

1801 Century Park East., 24th Floor

Los Angeles, California 90067

866-443-4666 EXT 113

info@hoverink.net